Exhibit 99.1

Global Power Equipment Group Announces New Board Member

IRVING, Texas, August 12, 2011— Global Power Equipment Group Inc. (NASDAQ: GLPW) (“Global Power”) is pleased to announce the selection of Michael E. Salvati as the newest member of the Global Power Board of Directors. Mr. Salvati will serve on the Audit and Nominating and Corporate Governance Committees.

Mr. Salvati is currently a Principal of Oak Ridge Consulting, Inc., a consulting company specializing in corporate advisory services with an emphasis on strategic planning, capital structure and mergers and acquisitions. Prior to joining Oak Ridge in 2000, Mr. Salvati was the Chief Operating Officer of National Financial Partners, a financial services firm, and prior to that served as the Chief Financial Officer of Culligan Water Companies, where he was directly responsible for managing acquisition-led growth for both companies. Prior to joining Culligan Water Companies, Mr. Salvati spent ten years at KPMG Peat Marwick LLP. Mr. Salvati has more than 30 years of business experience working in the financial industry and currently serves as Audit Committee Chair and a Board member of Apollo Commercial Real Estate Finance, Inc. (ARI), a SEC registrant, and Things Remembered, Inc.

“We are very pleased to have Mike join the Board at a time that we are strongly positioned to consider a range of strategic initiatives to increase shareholder value,” said David Keller, President and Chief Executive Officer of Global Power. “His experience in business development is well suited to our current situation and Mike’s financial expertise provides additional Board level engagement with our compliance programs in advance of our requirement to be SOX compliant at year-end.”

About Global Power

Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. Through its Services Division, the Company provides on-site specialty support and outage management services for commercial nuclear reactors in the United States and maintenance services to fossil and hydroelectric power plants and other industrial operations. Through its Products Division, the Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 40 years of power generation industry experience. With a strong competitive position in its product lines, the Company benefits from a large installed base of equipment in domestic and international markets. Additional information about Global Power Equipment Group Inc. may be found at www.globalpower.com.

Company Contact:

Jennifer Gordon

ICR

(918) 274-2280

investorrelations@globalpower.com